8383 WILSHIRE BOULEVARD OFFICE BUILDING
BEVERLY HILLS, CALIFORNIA

REAL ESTATE SALE AGREEMENT
AND ESCROW INSTRUCTIONS

	THIS REAL ESTATE SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "Agreement") is made as of the ________ day of April, 1997, by and between ZML-WSVP LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller"), with an office at Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Purchaser"), with an office at 9100 Wilshire Boulevard, Suite 700E,
Beverly Hills, California  90212.

RECITALS

	A.	Seller is the owner of a certain parcel of real estate (the "Real
Property") in the City of Beverly Hills, State of California, which parcel is more particularly described in attached Exhibit A, and which is commonly known as "8383 Wilshire Boulevard."

	B.	Purchaser has been reviewing information about, and performing inspections of, the Property (as hereinafter defined) pursuant to a letter agreement between Purchaser and Seller's agent Equity Office Holding, L.L.C., dated
March 21, 1997 (the "Confidentiality Agreement"), which Confidentiality
Agreement, by this reference, is hereby incorporated into this
Agreement as if fully set forth herein.

	C.	Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this
Agreement.

	THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

	1.	PURCHASE AND SALE

		Subject to and in accordance with the terms and conditions set forth in this
Agreement, Purchaser shall purchase from Seller and Seller shall sell to
Purchaser the Real Property, together with:

			(i)	all buildings and improvements owned by Seller and any and all of
Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto (collectively, the "Improvements");

			(ii)	Seller's right, title and interest in and to the leases affecting the
Property or any part thereof, a current list of which is attached hereto as
Exhibit B, and subject to any New Leases (as hereinafter defined) permitted by this Agreement (collectively, the "Leases");

			(iii)	all furniture, furnishings, fixtures, equipment, maintenance vehicles, supplies, tools and other tangible personalty owned by Seller, located on the
Property and used in connection therewith, a list of which is attached hereto as Exhibit C (collectively, the "Tangible Personal Property");

			(iv)	all right, title and interest of Seller under any and all of the maintenance, management, service, leasing, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (the
"Service Contracts"); and

			(v)	all right, title and interest of Seller in and to all licenses, permits, certificates, warranties, guaranties and other intangible rights appurtenant to the Real Property or Improvements (including, but not limited to, the right to use the name "8383 Wilshire Boulevard," if any, and telephone numbers and listings which are owned by Seller and used exclusively by Seller in connection with the ownership and operation of the Real Property or Improvements)
(excluding, however, judgment liens against tenants of the Property relating to obligations prior to the Closing, and further excluding Seller's right, title and interest in and to that certain Promissory Note dated October 6,
1993, in the original principal amount of $55,800, from Rubin M. Turner,
Gerald F. Gerstenfeld, Barry R. Wilk, Bert Z. Tigerman, Steven E. Young and
Edward Friedman).

all to the extent applicable to the period from and after the Closing (as such term is hereinafter defined). The Real Property, along with items (i) through
(v) above are collectively referred to in this Agreement as the "Property". All of the foregoing expressly excludes (i) all property owned by tenants or other users or occupants of the Property, (ii) all computers and computer equipment in the management office of the Property, (iii) all rights with respect to any refund of taxes applicable to any period prior to the "Closing Date" (as defined herein), and (iv) the equipment owned by Seller that is or was being used in connection with the Environmental
Work (as hereinafter defined).

	2.	PURCHASE PRICE

		The purchase price to be paid by Purchaser to Seller for the Property is
Fifty-Nine Million Dollars ($59,000,000.00) (the "Purchase Price").  The
Purchase Price shall be paid as follows:

		A.	Earnest Money

			(i)	Upon execution of this Agreement by Purchaser, Purchaser shall deliver into an escrow (the "Escrow") to be established with Chicago Title
Company, Attention: Marley Harrill, 700 South Flower Street #920, Los Angeles,
California  90017, Telephone: 213/488-4348, Facsimile: 213/891-0834
(sometimes hereinafter "Escrow Agent" or "Title Company") initial earnest money (the "Initial Earnest Money") in the sum of Five Hundred Thousand
and No/100 Dollars ($500,000.00).  Purchaser shall deposit with the Escrow
Agent additional earnest money (the "Additional Earnest Money") in the sum of
Five Hundred Thousand and No/100 Dollars ($500,000.00) on or before the expiration of the Review Period (as hereinafter defined).  The Initial
Earnest Money and the Additional Earnest Money, together with any interest earned thereon net of investment costs, are referred to in this Agreement as the "Earnest Money."  The Earnest Money shall be invested as Seller and
Purchaser so direct.  Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number.  A fully executed copy of this Agreement shall be deposited with the Escrow Agent, duly executed by Purchaser, Seller and the Escrow Agent, to serve as escrow instructions to Escrow Agent.  Escrow Agent shall be and is hereby authorized and instructed to deliver pursuant to the terms of this Agreement the documents and monies to be deposited into the Escrow.  Upon receipt of a duly executed copy of this Agreement, Escrow Agent shall immediately notify Purchaser and
Seller of the opening of Escrow.

			(ii)	If the transaction closes in accordance with the terms of this
Agreement, then at Closing, the Earnest Money shall be delivered by Escrow Agent to Seller as part payment of the Purchase Price.  If the transaction fails to close due to a default on the part of Seller, the Earnest Money shall be delivered by Escrow Agent to Purchaser, and Purchaser shall have the remedy provided for in Section 7(A) below.  If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by
Escrow Agent to Seller as liquidated and agreed upon damages in accordance with Section 7(B) below.

		B.	Cash at Closing.  At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds and through the Escrow, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller receives at Closing from the Escrow Agent, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to
Section 4(C) below or pursuant to any other provision of this Agreement.

	3.	EVIDENCE OF TITLE

		A.	Seller has, at Seller's expense, obtained and delivered to Purchaser a current preliminary title report (the "Preliminary Title Report") a copy of which is attached hereto as Exhibit D.

		B.	Purchaser shall cause to be prepared, at Purchaser's expense, a current, certified, on-the-ground, staked plat of survey of the Property (the
"Survey"), prepared by a duly licensed California land surveyor, and otherwise acceptable to Purchaser.  Purchaser shall cause to be prepared a
UCC lien search acceptable to Purchaser (the "UCC Searches").  Purchaser shall cause copies of the Survey and UCC Searches, once prepared, to be promptly forwarded to Seller.

		C.	During the Review Period, Purchaser shall review title to the Property as disclosed by the Preliminary Title Report, the Survey and UCC Searches.
Purchaser shall advise Seller, the Title Company and the surveyor in writing of any matters set forth on those documents to which Purchaser objects.
Seller will reasonably cooperate with Purchaser in curing Purchaser's objections, but Seller shall not be obligated to cure any such objections except liens and security interests created by Seller (including, without limitation, those disclosed by the UCC Searches), all of which liens and security interests Seller shall cause to be released at Closing; but the foregoing expressly excludes, and Seller shall not be obligated to remove, any liens and security interests for obligations of third parties to which
Seller did not consent in writing ("Third Party Liens").  Seller also agrees to remove or cause to be removed any exceptions or encumbrances to title which are created by Seller after the date of the Preliminary Title Report.
Prior to the expiration of the Review Period, the parties shall memorialize in writing those objections which Seller is obligated to cure as aforesaid, or has elected to cure at Closing, and together with the Title Company cause a Pro Forma Title Policy to be issued.  The term "Permitted Exceptions"
means all those exceptions shown on the Preliminary Title Report, the Survey and UCC Searches as of the expiration of the Review Period, other than those exceptions to which Purchaser has objected and which Seller has elected to cure in writing prior to the expiration of the Review Period.  If after the expiration of the Review Period the Title Company revises the Preliminary
Title Report to add or materially modify exceptions, then Purchaser may terminate this Agreement and receive a refund of the Earnest Money if provision for their removal or modification satisfactory to Purchaser is not made.

 Upon such termination, the Earnest Money shall be refunded to Purchaser, and neither party shall have any further obligations hereunder, except for the indemnity obligations set forth in Sections 6 and 10(G) hereof, and the Confidentiality Agreement. Purchaser shall have been deemed to have approved any title exception that Seller is not obligated to remove and to which either Purchaser did not object as provided above, or to which Purchaser did object, but with respect to which Purchaser did not terminate this Agreement.

		D.	Title Policy.  As a condition of Purchaser's obligation to close the transaction contemplated hereby, at Closing, the Title Company shall be ready, willing and able to issue an ALTA Owner's Policy of Title Insurance
(the "Title Policy"), insuring fee simple title to the Property, in the standard form issued by the Title Company, in the amount of the Purchase
Price, subject to no exception or reservation other than the Permitted
Exceptions.

	4.	CLOSING

		A.	Closing Date.  The "Closing" of the transaction contemplated by this
Agreement (that is, the payment of the Purchase Price and the transfer of title to the Property through Escrow, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 8:00 a.m. on May 1,
1997, through the Escrow established with the Title Company.  The "Closing
Date" shall be the date of Closing.  Escrow Agent shall not close the Escrow until it has received written direction from both Purchaser and Seller that all other conditions set forth in this Agreement have been satisfied.  If the Closing as provided herein does not occur as herein required, this
Agreement and the Escrow shall be cancelled and terminated, and thereafter neither party shall have any further liability or obligation to the other party, except as expressly set forth in this Agreement.

		B.	Closing Documents and Procedure.

			(i)	Seller.  At least one business day prior to the Closing Date, Seller shall have delivered into Escrow executed originals of the following documents:

				(a)	a grant deed (the "Deed"), subject to Permitted Exceptions,
and in the form attached hereto as Exhibit E;

				(b)	a "special" warranty bill of sale, sufficient to transfer to
Purchaser title to the Tangible Personal Property in its "as is, where is"
condition and expressly disclaiming any warranties other than as to title as aforesaid, in the form attached hereto as Exhibit F;

				(c)	a letter advising tenants under the Leases of the change in
ownership of the Property in the form attached hereto as Exhibit G; and a similar letter advising providers of services under the Service Contracts in the form attached hereto as Exhibit H;

				(d)	a counterpart of the Assignment and Assumption of Leases,
Service Contracts, Security Deposits and Intangibles (the "Assignment"), in
the form attached hereto as Exhibit I;

				(e)	an affidavit stating, under penalty of perjury, Seller's U.S.
taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code, and a California
Form 590-RE; and

				(f)	a counterpart of the closing statement prepared by Seller
consistent with the terms and requirements of this Agreement ("Closing
Statement") setting forth the prorations and adjustments to the Purchase
Price as required by Section 4(C) below.  Escrow Agent may prepare, and
Seller agrees to execute and deliver, Escrow Agent's own settlement and disbursement statements, provided that the same are consistent with the terms and requirements of this Agreement.

			(ii)	Purchaser.  At least one business day prior to the Closing Date,
Purchaser shall have delivered into Escrow executed originals of the following documents and the following sums of money:

				(a)	the balance of the Purchase Price required pursuant to
Section 2(B) above;

				(b)	a counterpart of the Assignment, in the form attached hereto as Exhibit I;

				(d)	a counterpart of the Closing Statement.  Escrow Agent may
prepare, and Purchaser agrees to execute and deliver, Escrow Agent's own settlement and disbursement statements, provided that the same are consistent with the terms and requirements of this Agreement.

		C.	Closing Prorations and Adjustments.

			(i)	The following items are to be prorated or adjusted (as appropriate)
as of the close of business on the day immediately preceding the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on such day and Purchaser shall be deemed the owner of the Property as of the Closing Date:

				(a)	real estate and personal property taxes and assessments
(on the basis of the most recent ascertainable tax bill if the current bill is not then available);

				(b)	the "minimum" or "base" rent payable by tenants under the
Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected.  At
Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants.  Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for six (6) months thereafter. Purchaser shall promptly deliver to
Seller a copy of each such bill submitted to tenants.  Purchaser shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if a deficiency in the then current rent is not thereby created.  To the extent not set forth on said schedule, percentage or overage rent and reimbursement of real estate taxes payable, common area maintenance, mall maintenance, utility charges, water and sewer charges, insurance and merchant's association dues and assessments and all other charges to or contributions by tenants under the Leases shall be prorated as follows:  with respect to percentage rents, and upon receipt by Purchaser,
Purchaser shall furnish to Seller copies of all sales reports from tenants relative thereto, including, without limitation, all sales reports with respect to any tenants whose lease years have expired as of the
Closing but whose sales reports were not available on Closing and sales reports of any tenants whose lease year expires after the Closing, and the amount of any rents (including, without limitation, percentage rents), reimbursement or contribution to be made by any tenant shall be made in accordance with such tenant's Lease as now existing and Purchaser shall promptly pay to Seller a pro-rata portion of such rents, reimbursement or contribution, based upon apportionment being made as of the Closing Date, promptly after the date when such rents, reimbursement or contribution is received from the tenant;

				(c)	Subject to the following sentence, with respect to tenant
improvement costs or leasing commissions relating to Leases, or any modification, amendment, restatement or renewal thereto, executed after
March 1, 1997 (referred to as a "New Lease"), Seller and Purchaser agree that such costs and commissions shall be prorated over the term of any New
Lease with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of the particular New Lease.  A list of such New Leases that were entered into between March 1, 1997, and the date of this Agreement, is attached hereto as Exhibit J.  Exhibit J shall be updated as of the last day of, and prior to the expiration of, the Review Period, as well as on the Closing Date.

				(d)	the amount of security deposits paid under the Leases and
card key deposits (and with respect to tenants that have posted letters of credit as security deposits, Seller agrees to cooperate with Purchaser for a period of six (6) months after Closing to have such letters of credit transferred to Purchaser's name, but any material expense for any such transfer shall be borne by Purchaser);

				(e)	water, electric, telephone and all other utility and fuel
charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

				(f)	amounts due and prepayments under the Service
Contracts;

				(g)	assignable license and permit fees (including, without
limitation, the Beverly Hills "business tax"); and

				(h)	other similar items of income and expenses of operation.

			(ii)	Notwithstanding the foregoing, Seller shall in all events be entitled to retain amounts paid by tenants (referred to herein as "Tenant
Reimbursements") for real estate taxes and assessments, and common area and operating expenses (collectively, "Tenant Reimbursable Expenses") as of the
Closing to the extent not in excess of the actual amount of such Tenant
Reimbursable Expenses paid by Seller for the period prior to the Closing Date, and following the Closing and upon Purchaser's completion of the reconciliation of such amounts with tenants for 1997, then:

(x)	in the event that the amount of Tenant Reimbursements
collected by Seller for 1997 is less than the amount of Tenant Reimbursable Expenses paid by Seller with respect to 1997 and for which Seller is entitled to recover under the terms of the Leases, Purchaser shall (1) to the extent such amounts have already been collected by Purchaser from the tenants, promptly remit such amounts to Seller but only if the applicable tenant is otherwise current in the payment of all obligations due for the period following Closing, and (2) to the extent such amounts have not yet been collected from tenants, Purchaser shall promptly bill the tenants for such amounts and continue to bill such tenants for such amounts each month for six (6) months thereafter, and, promptly upon receipt thereof, pay such amounts to Seller; and

(y)	in the event that the amount of Tenant Reimbursements
collected by Seller for 1997 exceeds the amount of Tenant Reimbursable Expenses paid by Seller with respect to 1997 and for which Seller is entitled to recover under the terms of the Leases, Seller shall remit such excess amounts to Purchaser, provided, that (1) Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto, and (2) Purchaser shall indemnify, defend and hold Seller, its beneficiaries, their partners, and their respective directors, officers, employees and agents, and each of them, harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser's failure to remit any such amounts to tenants in accordance with the provisions hereof.

			(iii)	Seller shall be responsible for the reconciliation with tenants of
Tenant Reimbursements and Tenant Reimbursable Expenses for the calendar year
1996, and (x) in the event the amount of Tenant Reimbursements collected by
Seller for 1996 is less than the amount of Tenant Reimbursable Expenses paid by Seller with respect to 1996 and for which Seller is entitled to recover under the terms of the Leases, then Seller shall be entitled to bill such tenants and retain any such amounts due from tenants, and (y) in the event that the amount of Tenant Reimbursements collected by Seller for 1996 exceeds the amount of Tenant Reimbursable Expenses paid by Seller with respect to
1996 and for which Seller is entitled to recover under the terms of the
Leases, then, to the extent required under the terms of the Leases, Seller shall remit such excess amounts to the applicable tenants.

			(iv)	Notwithstanding anything to the contrary contained in this Section 4,
Seller reserves the right: (a) to meet with governmental officials and to contest any reassessment governing or affecting Seller's obligations under
Section 4(C)(i) above; and (b) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid.  Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

			(v)	For purposes of this Section 4(C), the amount of any expense credited by one party to the other shall be deemed an expense paid by that party.

			(vi)	Notwithstanding anything to the contrary set forth in this
Agreement, with respect to the following contracts, (the "Capital Project
Contracts"):

				(a) Seller shall assign at Closing, and Purchaser agrees to assume, the Construction Agreement between Seller (by its agent, Equity Office
Properties, L.L.C.) and Apex Communications Inc. dated January 20, 1997,
Project #: SVA9701, in the amount of $106,499, for the Gale Street entrance expansion and parking control access installation, together with a change order for directional entry signage in the approximate amount of $10,000, the terms and conditions of which have not been finally agreed upon as of the date of this Agreement (such agreement, together with change orders thereto, is referred to as the "Apex Contract").  Seller's understanding is that the
Apex Contract will be fully performed by the Closing Date, except for the signage work.  Purchaser and Seller agree to share equally the costs of the
Apex Contract.  Seller agrees to make a partial payment, and to obtain an unconditional lien waiver, for $60,000 (provided, however, such agreement shall not alter the agreement of the parties to split the cost, and any reconciling adjustments that may be necessary shall be made at Closing).

				(b) Seller shall assign at Closing, and Purchaser agrees to assume, the Lighting Services Agreement between Seller (by its agent, Equity Office
Properties, L.L.C.) and Sylvania Lighting Services Corporation, dated
November 25, 1996, Agreement #: 9611d1089, for lighting equipment and services (the "Lighting Contract").  Except for any amounts expended on the
Lighting Contract by Seller prior to the date of this Agreement (and Seller believes it has not expended any such amounts), Purchaser agrees to pay any and all costs of the Lighting Contract. On or before Closing, Seller agrees to deliver to Purchaser a letter from the Sylvania Lighting Services
Corporation stating the percentage of work completed, any amounts paid and the date of such payment, and the amount owed under such contract at such time.

				(c) Seller further agrees, at its sole option, to either (1) repair the recent damage to the roof, or (2) give Purchaser an appropriate, mutually acceptable credit at Closing to pay for such repair; in either case to the extent of the work described in the correspondence from Performance Roof
Systems dated April 10, 1997 attached hereto as Exhibit O.

		D.	Transaction Costs.

		Seller shall pay for the premium for the owner's title insurance policy in an amount not to exceed $0.60 per thousand dollars of the Purchase Price, and County transfer taxes in an amount not to exceed $1.10 per thousand dollars of the Purchase Price.  Purchaser shall pay for the cost of the
Survey, any other transfer taxes, documentary stamps, deed recording charges, the premiums for the owner's title insurance policy in excess of $0.60 per thousand dollars of the Purchase Price, all endorsements thereto, and any lender's title insurance policy.  Seller and Purchaser shall each pay one-half (1/2) of all escrow fees, whether or not the Closing occurs.
Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

		E.	Possession.

			Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.
Seller shall tender to Purchaser at the Property all keys, plans and specifications, Service Contracts and corresponding vendor files, Leases and corresponding tenant files, and warranties, licenses, permits and certificates to the extent in Seller's possession.

		F.	Conditions to the Parties' Obligations to Close.

			In addition to all other conditions set forth herein, the obligation of
Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

			1.	The other party's representations and warranties contained herein shall be true and correct as of the Closing Date in all material respects as though such representations and warranties were made on and as of such date.

			2.	As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects, and all deliveries to be made by the other party at Closing have been tendered.

			3.	Any other condition set forth in this Agreement to such party's obligation to close shall have been satisfied or waived by the applicable date.

	So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with Closing hereunder has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date or other applicable date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

	5.	CASUALTY LOSS AND CONDEMNATION

		If, prior to Closing, the Property or any part thereof shall be condemned or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. If the reasonably estimated cost to repair or restore the
Property as a result of such condemnation or casualty exceeds One Million
Dollars ($1,000,000.00) (a "Material Loss"), Purchaser shall have the option to terminate this Agreement by giving notice to Seller within fifteen (15)
days of Seller's request that the option be exercised.  If the condemnation, destruction or damage does not result in a Material Loss, or if Purchaser fails to terminate this Agreement following a Material Loss as provided herein, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage.  If the transaction contemplated by this Agreement is consummated, Purchaser shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, and Seller shall, at Closing, allow Purchaser a credit against the
Purchase Price in an amount equal to any applicable deductibles and shall also execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items.  If Purchaser elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser by the Escrow Agent, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement except as otherwise provided for in Section 7(B) below.

	6.	BROKERAGE

		Seller and Purchaser each represent to the other that neither has employed any brokers or finders that are entitled to a commission or other fee for the consummation of this transaction, except that Seller acknowledges that
Purchaser may have dealt with The Greenwich Group ("Greenwich").  Seller has informed Purchaser that there is no presently effective agreement between Greenwich and Seller with respect to the Property, and Seller agrees that Purchaser shall not be responsible for the payment of any commission or fee due to Greenwich except pursuant to any separate agreement between
Purchaser and Greenwich.  Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

	7.	DEFAULT AND REMEDIES

		A.	Purchaser's Remedies.  Notwithstanding anything to the contrary contained in this Agreement, if: (i) Seller fails to perform in accordance with the terms of this Agreement; (ii) Purchaser is not otherwise in default hereunder; and (iii) the Closing does not occur; then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either: (a) the
Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement; or (b) upon notice to Seller not less than ten (10) days after Purchaser becomes aware of which failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages.  Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (a) above.

		B.	SELLER'S REMEDIES.  NOTWITHSTANDING ANYTHING TO THE
CONTRARY CONTAINED IN THIS AGREEMENT, IF: (I) PURCHASER FAILS TO PERFORM IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT; (II) SELLER IS NOT OTHERWISE IN DEFAULT HEREUNDER; AND (III) THE CLOSING DOES NOT OCCUR; THEN SELLER'S SOLE REMEDY IN SUCH EVENT SHALL BE TO TERMINATE THIS AGREEMENT AND TO RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES (PROVIDED, HOWEVER, THAT
THE FOREGOING SHALL NOT LIMIT SELLER'S RECOURSE AGAINST PURCHASER
UNDER SECTIONS 6 AND 10(G) HEREOF, AND UNDER THE CONFIDENTIALITY AGREEMENT). IF PURCHASER IS REQUIRED TO BUT DOES NOT DEPOSIT WITH THE ESCROW AGENT THE ADDITIONAL EARNEST MONEY AS PROVIDED FOR IN
SECTION 2(A)(I) ABOVE, THE SUM OF $1,000,000.00 SHALL NONETHELESS BE RECOVERABLE BY SELLER FROM PURCHASER AS EARNEST MONEY IN ACCORDANCE
WITH THE PRECEDING SENTENCE AS SELLER'S SOLE AND EXCLUSIVE REMEDY. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE EARNEST
MONEY IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP
TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS
A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO OCCUR DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT;
(2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A
RESULTS OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND
IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS
AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE EARNEST MONEY SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. SUCH RETENTION OF THE EARNEST MONEY BY SELLER IS
ALSO INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF
SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR PROVISION.


/s/ JMP                    /s/ VJC
SELLER'S INITIALS						PURCHASER'S INITIALS

		C.	Other Remedies.  After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity as to any claims or causes of action arising after Closing, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

	8.	REVIEW PERIOD; ESTOPPELS

		A.	Review Period.  Subject to Section 10(G) below and the provisions of the Confidentiality Agreement, Purchaser shall have until 5 p.m. (Chicago,
Illinois time) on April 22, 1997, within which to inspect the Property (the
"Review Period").  If Purchaser determines that the Property is unsuitable for its purposes for whatever reason, and if Purchaser gives Seller written notice of such decision prior to the expiration of the Review Period, then the Earnest Money shall be returned to Purchaser, this Agreement shall be null and void, and neither party shall have any further rights or obligations under this Agreement, except for the indemnity obligations set forth in
Sections 6 and 10(G) hereof, and in the Confidentiality Agreement, which shall survive termination.  Purchaser's failure to object within the Review
Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8(A).

		B.	Estoppel Certificates.  (i) As a condition to Purchaser's obligation to close hereunder, Purchaser shall have received estoppel certificates
("Estoppel Certificates"), dated no more than forty-five (45) days prior to Closing, from tenants occupying not less than seventy-five percent (75%)
of the rentable space leased as of the date of Closing pursuant to valid and existing Leases and in the form and content as set forth herein (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the "Required Estoppel Certificates").  The Estoppel Certificates shall be in the form of Exhibit K attached hereto (the "Form Tenant Estoppel
Certificate").  The Estoppel Certificates executed by tenants shall be in substantially the form of the Form Tenant Estoppel Certificate, except that:
(i) an Estoppel Certificate executed by a tenant shall be deemed an acceptable
Estoppel Certificate for purposes of this Section 8(B) as long as it contains the information set forth in items 1 through 7 on the Form Tenant Estoppel
Certificate, and such information is consistent with the rent roll attached hereto as Exhibit B; and (ii) an Estoppel Certificate shall be deemed an acceptable Estoppel Certificate for purposes of this Section 8(B) if it contains the qualification by the tenant of any statement as being to the best of its knowledge or as being subject to any similar qualification.  If
Seller is unable to provide to Purchaser the Required Estoppel Certificates on or before Closing, then by written notice to Seller given on or before the
Closing Date, Purchaser may either: (a) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, at which time this
Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for the indemnity obligations set forth in Sections 6 and 10(G) hereof, and the Confidentiality
Agreement, which shall survive termination; or (b) waive the condition contained in this Section 8(B) and proceed to Closing (and Seller's failure to terminate the Agreement as permitted in subsection (a) shall be deemed an election to waive this condition as provided in subsection (b)).

			(ii) In order to satisfy the foregoing condition, Seller shall have the right (but shall not be obligated to) deliver to Purchaser a "Landlord
Certificate" for any tenant or tenants that Seller may select that have not delivered Estoppel Certificates.  Any such Landlord Certificate shall be deemed to be an Required Estoppel Certificate for purposes of the condition set forth in the preceding sentence.  Seller's liability under any Landlord
Certificate shall terminate upon the sooner of:  (i) the termination or amendment of the applicable Lease (provided such termination is not the direct result of a default or alleged default of the Lease pursuant to a landlord-tenant controversy), (ii) when Purchaser subsequently obtains an
Estoppel Certificate for the applicable tenant that meets the acceptability requirements described in Section 8(B)(i) above, or (iii) the date which is six (6) months after the Closing Date.  If after Closing, Purchaser discovers that any statement contained in any Landlord Certificate is materially incorrect, Purchaser's sole and exclusive remedy against Seller shall be actual, compensatory damages not to exceed $650,000 in the aggregate, Purchaser hereby waiving any other claims (including, without limitation, claims for special damages).  The Landlord Certificates shall confirm the information set forth in items 1 through 7 on the Form Tenant
Estoppel Certificate (except that item 4 shall be limited to the Actual
Knowledge of Seller, as hereinafter defined), and such information shall be consistent with the rent roll attached hereto as Exhibit B.  In addition, by written notice to Purchaser given on or before May 1, 1997, Seller may also unilaterally extend the Closing Date for up to two (2) weeks in order to satisfy the condition described in Section 8(B)(i) above.

	9.	SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

		A.	Subject to Section 9(B) below, Seller represents and warrants to
Purchaser that, as of the date of this Agreement:

			(i)	Title to Real Property.  Seller holds fee simple title to the Real
Property.

			(ii)	Organization; Authority.  Seller is a limited partnership duly organized and in good standing under the laws of the State of Illinois.
Seller has the power and authority under (i) Seller's partnership agreement, and (ii) the certificate of incorporation and by-laws of Seller's general partner (the instruments described in (i) and (ii) above being referred to as "Seller's Organizational Documents"), to sell, transfer, convey and deliver the Property to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained.

			(iii)	No Breach.  The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller's
Organizational Documents.

			(iv)	Condemnation.  Seller has not received from any governmental authority any written notice of any condemnation of the Property or any part thereof.

			(v)	Litigation.  Except as set forth on Exhibit L attached hereto, to the
Actual Knowledge of Seller, Seller has not been served with (nor has Seller received any written threat of) any material litigation which is still pending against Seller with respect to its ownership or operation of the
Property that would prevent Seller from performing its obligations hereunder, or which would constitute a lien or charge against the Property or the
Purchaser after Closing.

			(vi)	Notice of Violations.  Except as set forth on Exhibit L attached hereto, to the Actual Knowledge of Seller, Seller has not received written notice of any violation of City, County, State, Federal, building, zoning, fire or health codes, regulations or ordinances, filed or issued against the
Property.

			(vii)	Tenancies.  Exhibit B hereto is a true and correct schedule of all tenants at the Property under Leases, together with a brief description of their respective suite numbers, the number of square feet occupied, monthly base rent currently payable, the base year (if any) upon which Tenant
Reimbursements are calculated and primary lease term.  Except as shown on
Exhibit B or for New Leases permitted by the terms of this Agreement, there are no other leases or rights of occupancy affecting the Property.
Except as shown on Exhibit B, to the Actual Knowledge of Seller, no tenant has delivered written notice that Seller is in default under any Leases.  To the extent that any tenant returns an Estoppel Certificate that meets the acceptability requirements described in Section 8(B)(i) above, this representation and warranty, as it relates to such Tenant, shall immediately expire.

As used in this Section 9(A), the term "Actual Knowledge of Seller" means the actual (as opposed to constructive or imputed) current knowledge of Alissa Schneider, Richard Berk and Peter Adams, the Assistant Vice President, Vice President and Regional Vice President, respectively, of Seller.

		B.	Purchaser represents and warrants to Seller that:

			(i)	Purchaser has been duly organized, is validly existing, and is in good standing (if necessary) and qualified to do business (if necessary) in the state of its organization and the state in which the Property is located.
Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.

			(ii)	There is no agreement to which Purchaser is a party, or, to
Purchaser's knowledge, which is binding on Purchaser, which is in conflict with this Agreement. There is not now pending or, to the best of Purchaser's knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against Purchaser that would prevent Purchaser from performing its obligations hereunder or against or with respect to the
Property.

		C.	The representation and warranty set forth in Section 9(A)(i) shall not survive the Closing.  The representations and warranties set forth in Section
9(A)(ii) through Section 9(A)(vii), and those set forth in Section 9(B), subject to modifications thereto as a result of any Pre-Closing Disclosure
(as hereinafter defined), shall survive the Closing, but only for a period of six (6) months thereafter, and not otherwise. Except as provided for in
Sections 4(C)(iv), 6, 10(G), and this Section 9(B), the obligations of the parties under this Agreement shall not survive the Closing or any termination of this Agreement.  The obligations of the parties under the Confidentiality
Agreement shall survive Closing or any termination of this Agreement.  Either party (the "Notifying Party") may update the foregoing representations and warranties (but only with newly discovered information) by delivering written notice to the other party (the "Receiving Party") in order to reflect any fact, matter or circumstance that was not known to that party as of the date of this Agreement and that would make any of the Notifying Party's representations or warranties contained herein untrue or incorrect (any such disclosure being referred to as a "Pre-Closing Disclosure").  Upon receipt of any such Pre-Closing Disclosure, the Receiving Party shall have the right to terminate this Agreement by delivering written notice thereof to the
Notifying Party on or before the earlier of (i) the Closing, or (ii) the fifth (5th) business day after receipt of such Pre-Closing Disclosure.  If the Receiving Party does not terminate this Agreement pursuant to its rights under this Section 9(C), then such representations and warranties shall be deemed modified to conform them to the Pre-Closing Disclosure.

	10.	MISCELLANEOUS

		A.	All understandings and agreements heretofore had between Seller and
Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.  Except as expressly set forth in Section 9 of this Agreement, Purchaser acknowledges that it has inspected or will inspect the Property and that it accepts same in its "as is" condition subject to use, ordinary wear and tear and natural deterioration.  Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

		B.	Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser, except to an entity which is owned and controlled by Purchaser.  Seller may assign or otherwise transfer its interest under this Agreement.  As used in this Agreement, the term "Seller" and "Purchaser"
shall be deemed to include any permitted assignee or other transferee of any
Seller or Purchaser, as the case may be.  Upon any such transfer by a Seller or Purchaser, such original Seller or Purchaser, as the case may be, shall remain liable for the obligations of Seller or Purchaser, as the case may be, under this Agreement.  Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

		C.	This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

		D.	Time is of the essence of this Agreement.

 		E.	This Agreement shall be governed and interpreted in accordance with the laws of the State of California.

		F.	All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission (with a copy to follow by either overnight courier or certified mail, return receipt requested, postage prepaid), addressed as follows:

1.	If to Seller:		c/o Equity Office Holdings, L.L.C.
              				Two North Riverside Plaza
              				Suite 2200
              				Chicago, Illinois  60606
   				Attention:	Alissa Schneider
			   	Telephone:	312/466-3595
			   	Facsimile:	312/559-5051

	With a copy to:		Rosenberg & Liebentritt, P.C.
              				Two North Riverside Plaza
              				Chicago, Illinois  60606
   				Attention:	Kelly L. Stonebraker
   				Telephone:	312/466-3653
			   	Facsimile:	312/454-0335

2.	If to Purchaser:	Arden Realty Limited Partnership
                				9100 Wilshire Boulevard, Suite 700E
                				Beverly Hills, California  90212
     				Attention:	Victor J. Coleman
     				Telephone:	310/271-8600
			     	Facsimile:	310/246-2941

	With a copy to:		Troy & Gould
              				1801 Century Park East, 16th Floor
              				Los Angeles, California  90067
   				Attention:	Kenneth Blumer
			   	Telephone:	310/553-4441
			   	Facsimile:	310/201-4746

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 10(F).

		G.	Purchaser's right of inspection shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller.  Seller shall have the right to be present at any or all inspections.  Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller.  No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller.
Notwithstanding anything to the contrary contained in this Agreement,
Purchaser shall indemnify and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection.

		H.	Acknowledging the prior use of the Property and Purchaser's
opportunity to inspect the Property, except as expressly set forth in
Section 9 of this Agreement, Purchaser agrees to take the Property "AS-IS"
with all faults and conditions thereon.  Any information, reports, statements, documents or records ("Disclosures") provided or made to
Purchaser or its constituents by Seller, its agents or employees concerning the environmental condition of the Property shall not be representations or warranties.  Purchaser shall not rely on such Disclosures, but rather,
Purchaser shall rely only on its own inspection of the Property.  Except as expressly set forth in Section 9 of this Agreement, Purchaser acknowledges and agrees that Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to:

(i) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology thereof; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon; (iv) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body;
(v) the habitability, merchantability or fitness for a particular purpose of the Property; or (vi) any other matter with respect to the Property, and specifically disclaims any representations regarding termites or wastes, as defined by the U.S. Environmental Protection Agency Regulations at 40 C.F.R., or any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), as amended, and regulations promulgated thereunder. Purchaser, its successors and assigns, hereby waive, release and agree not to make any claim or bring any cost recovery action or claim for contribution or other action or claim against Seller or its affiliates, directors, officers, employees, agents, attorneys, or assigns (collectively, "Seller and its Affiliates") based on: (a) any federal, state, or local environmental or health and safety law or regulation, including CERCLA or any state equivalent, or any similar law now existing or hereafter enacted; (b) any discharge, disposal, release, or escape of any chemical, or any material whatsoever, on, at, to, or from the Property; or
(c) any environmental conditions whatsoever on, under, or in the vicinity of the Property. With respect to the release set forth herein relating to unknown and unsuspected claims, Purchaser hereby acknowledges that such waiver and release is made with the advice or counsel and with fully knowledge and understanding of the consequences and effects of such waiver, and that such waiver is made with the full knowledge, understanding and agreement that California Civil Code ss. 1542 provides as follows, and that the protection afforded by said Code Section is hereby waived:

"A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the Debtor."

		Purchaser:				ARDEN REALTY LIMITED PARTNERSHIP,
                a Maryland limited partnership

							By:	Arden Realty, Inc., a Maryland	corporation


							By:	/s/ Victor J. Coleman
							Name: Victor J. Coleman
							Title: President and COO

		I.	Purchaser or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller and its Affiliates, from any and all claims that it may now have or hereafter acquire against Seller and its
Affiliates, for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors or omissions on or in the Property, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement.  Purchaser further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and unsuspected claims, damages and causes of action.  As a material covenant and condition of this Agreement,
Purchaser agrees that in the event of any such construction defects, errors or omissions, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions affecting the Property, Purchaser shall look solely to Seller's predecessors in interest or to such contractors and consultants as may have contracted for work in connection with the Property for any redress or relief, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement.
Purchaser further understands that some of Seller's predecessors in interest or such contractors and consultants may have filed petitions under the bankruptcy code and Purchaser may have no remedy against such predecessors, contractors or consultants.  With respect to the release set forth herein relating to unknown and unsuspected claims, Purchaser hereby acknowledges that such waiver and release is made with the advice or counsel and with fully knowledge and understanding of the consequences and effects of such waiver, and that such waiver is made with the full knowledge, understanding and agreement that California Civil Code ss. 1542 provides as follows, and that the protection afforded by said Code Section is hereby waived:

"A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the Debtor."

		Purchaser:				ARDEN REALTY LIMITED PARTNERSHIP,
                a Maryland limited partnership

							By:	Arden Realty, Inc., a Maryland	corporation


							By: /s/ Victor J. Coleman
							Name:		Victor J. Coleman
							Title:	President and COO

		J.	In any lawsuit or other proceeding initiated by Purchaser under or with respect to this Agreement, Purchaser waives any right it may have to trial by jury.  In addition, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.

		K.	Seller and Purchaser hereby designate Escrow Agent to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R.
Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.  In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrow Agent to execute at Closing, a Designation Agreement, designating
Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.

		L.	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

		M.	Seller and Purchaser acknowledge and agree that neither this Agreement nor a memorandum thereof shall be recorded against the Property.

		N.	Purchaser acknowledges and agrees that any recovery against Seller that Purchaser may be entitled to as a result of any claim, demand or cause of action that Purchaser may have against Seller with respect to this Agreement and the transactions contemplated herein shall only be recoverable against
Seller to the extent of Seller's interest in the Property and the amount of the proceeds received by Seller from the sale of the Property to Purchaser
(but the foregoing shall not be deemed to limit or abrogate Purchaser's remedy of specific performance, as more particularly described in Section
7(A) above.

		O.	Seller hereby covenants and agrees with Purchaser as follows:

			1.	From and after the date hereof through the Closing, Seller shall deliver for Purchaser's review (a "New Lease Notice") a copy of any proposed
New Lease.  From and after the expiration of the Review Period and through and including the Closing Date, Purchaser shall have the right to approve or disapprove of any New Lease (other than pursuant to the exercise of an option in the existing Lease) by responding in writing to Seller's New Lease Notice within five (5) days after Purchaser's receipt of the New Lease Notice.  If
Purchaser fails to approve or disapprove of such New Lease within such five
(5) day period, Purchaser shall be deemed to have conclusively approved of such New Lease.

			2.	Seller shall keep all of the insurance policies covering the Property
(or substantially equivalent coverage) in full force and effect between the date of this Agreement and Closing.

			3.	Seller shall have the right to renew or replace Service Contracts that expire prior to Closing, or to enter into any new Service Contract so long as the same is terminable by Seller or its successors in interest upon not more than thirty (30) days' notice to the service provider.

			4.	Seller shall maintain the Property in the ordinary course of its business, and in substantially its present condition (but Seller shall not be obligated to make capital improvements or capital repairs), subject to the other terms of this Agreement.

		P.	Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith.

		Q.	At Purchaser's request at any time from and after the date hereof until the date that is one (1) year after the Closing Date, Seller shall, at
Purchaser's expense, provide to Purchaser's designated independent auditor reasonable access to the books and records of the Property, regarding the period for which Purchaser is required to have audited financial statements prepared with respect to the Property as may be required by the Securities and
Exchange Commission, but only to the extent that such books, records and related information are in Seller's possession or control and relate to the period during which Seller held title to the Property.  Further, Seller agrees to provide such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit M attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards (but shall not thereby be deemed to have made any representation or warranty to Purchaser or to any other third party).

		R.	Seller agrees to perform the work (the "Environmental Work") described in the letter from the Los Angeles Regional Water Quality Control Board to Equity
Office Properties dated March 27, 1997, a copy of which is attached hereto as
Exhibit N.  Purchaser acknowledges that Seller is or may be entitled to reimbursement for the Environmental Work out of the escrow fund established pursuant to that certain Escrow Agreement dated November 27, 1991, by and among Seller's general partner, Wilshire-San Vicente Company and Ticor Title
Insurance Company (the "Escrow Agreement").  As such, Seller hereby expressly reserves, and the conveyances contemplated in this Agreement expressly exclude, all of Seller's right, title and interest in the Escrow Agreement.
If the Environmental Work is not completed by Closing, Purchaser agrees to provide Seller with the right of reasonable access to the Property in order to complete such work, and in order to remove the equipment owned by Seller that is or was being used in connection with the treatment of the underlying problem.  Seller agrees to promptly repair any damage that may be caused by the Environmental Work or by the removal of the equipment.


	IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

SELLER:

ZML-WSVP LIMITED PARTNERSHIP, an Illinois limited partnership

	By:	ZML-Wilshire limited partnership, an Illinois limited partnership, its general partner

		By:	ZML-Wilshire, Inc., an Illinois corporation, its general partner



			By: /s/ James M. Phipps
			Name: James M. Phipps
			Title: Vice President


PURCHASER:

ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership

	By:	Arden Realty, Inc., a Maryland corporation, its general partner



		By:/s/ Victor J. Coleman
		Name:		Victor J. Coleman
		Title:  President and COO